UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   December 21, 2007

IA Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-15863	13-4037641
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 California Street, Suite 2450, San Francisco, CA 94111

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code) (415) 946-8828

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 21, IA Global, Inc. (the “Company”) entered into a $500,000 Loan Agreement and a Share Mortgage Agreement with Frontier Mortgages Pty Ltd, an Australian company affiliated with the selling shareholders of Australian Secured Financial Limited (“ASFL”), an entity that the Company owns a 36% interest. The loan is to be used for working capital, including the merger and acquisition program.

The loan requires a balloon payment of $500,000 within four months of the loan date, with a thirty day default period, and requires interest of 30%. The loan can be prepaid with the payment of thirty days interest and is secured by the Company’s 36% equity investment in ASFL. The Company agreed to repurchase $150,000 or 500,000 shares from the selling shareholders of ASFL at $0.30 per share, the closing price on December 21, 2007. There are no other covenants or security requirements related to this loan.

The Company expects to refinance this loan prior to maturity. The Loan and Share Mortgage Agreements will be filed with the Form 10-K for the twelve months ended December 31, 2007.

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 28, 2007, IA Global, Inc. (the “Company”) announced that effective December 22, 2007, Mr. Clifford J Bernstein resigned as a director of the company. Mr. Bernstein was Chairman of the Nominating Committee, Co-Chairman of the Merger and Acquisition Committee and a member of the Audit Committee. Mr. Bernstein cited other business commitments as the main reason for his election to resign.

A copy of the press release dated December 28, 2007, announcing Mr. Bernstein’s departure is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of business acquired – None.

(b)	Pro Forma financial information – None.

(c)	Shell company transactions – None.

(d)	Exhibits –

Exhibit No.	Description

99.1	Press Release dated December 28, 2007, which announced the resignation of Mr. Clifford J. Bernstein from the Board of Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IA Global, Inc.

(Registrant)

Dated: December 28, 2007

By:	/s/ Mark Scott

Mark Scott

Chief Operating and Financial Officer